Amerigroup Reports Third Quarter 2010 Results; Net Income of $84.3 Million or $1.68 per Diluted Share

VIRGINIA BEACH, Va., Oct. 29, 2010 /PRNewswire-FirstCall/ -- Amerigroup Corporation (NYSE: AGP) today announced that net income for the third quarter of 2010 was $84.3 million, or $1.68 per diluted share, versus net income of $22.5 million, or $0.43 per diluted share, for the third quarter of 2009 and compared to $67.2 million, or $1.31 per diluted share, for the second quarter of 2010.

Highlights include:

  Membership increased 29,000 members to approximately 1.9 million at the end of the third quarter, a 1.5% increase compared to the second quarter of 2010 and an 8.7% increase over the third quarter of 2009.
  Third quarter total revenues were $1.5 billion, a 4.0% increase over the second quarter of 2010, and a 14.6% increase over the third quarter of 2009.
  Health benefits expense was 80.5% of premium revenue for the third quarter of 2010.
  Selling, general and administrative expenses were 7.1% of total revenues for the third quarter of 2010.
  Cash flow provided by operations was $92.9 million for the three months ended September 30, 2010.
  Unregulated cash and investments were $251.4 million as of September 30, 2010.
  Medical claims payable, as of September 30, 2010, totaled $521.8 million compared to $525.6 million, as of June 30, 2010.
  Days in claims payable was 40, compared to 41 days in the previous quarter.
  The Company repurchased approximately 1.9 million shares of its common stock during the third quarter for approximately $70.5 million.

"We are pleased with our performance in the quarter.  Our membership grew and we generated strong cash flow, allowing us to build our unregulated cash position, even as we were actively repurchasing shares," said James G. Carlson, Amerigroup's chairman and chief executive officer.  "Most importantly, we improved the services provided to our members and state partners, continuing our progress to improve access to care and enhance clinical quality outcomes.  Our value proposition is being delivered day by day, member by member, at this critical time and our states are saving money and getting better results from their safety net programs."

Premium Revenue

Premium revenue for the third quarter of 2010 increased 14.7% to $1.5 billion compared to $1.3 billion in the third quarter of 2009.  Sequentially, premium revenues increased $61.0 million, or 4.3%, compared with the second quarter of 2010.  The sequential increase primarily reflects continued membership increases across many of the Company's markets.

Third quarter premium revenue also benefited from annual rate increases in several markets including New Jersey, Texas, Virginia and New York, the latter of which was retroactive to April 1, 2010 and recognized in the third quarter.

The Company received initial confirmation of its rate increase in Georgia but did not receive a fully executed rate amendment by the end of the quarter.  The Company expects to recognize approximately $0.10 earnings per diluted share in the fourth quarter of 2010 for the retroactive portion of the rate increase associated with the third quarter.

Investment Income and Other Revenues

Third quarter investment income and other revenues were $5.0 million versus $5.3 million in the third quarter of 2009, and compared to $8.6 million in the second quarter of 2010.  Investment income and other revenues for the second quarter of 2010 included the sale of a trademark for $4.0 million.  Excluding the trademark sale, the slight increase in investment income on a sequential basis is due to a higher average investment yield as well as higher investment balances.

Health Benefits

Health benefits expense, as a percent of premium revenue, was 80.5% for the third quarter of 2010 versus 87.5% in the third quarter of 2009, and compared to 82.3% in the second quarter of 2010.

The sequential decrease in the health benefits ratio was primarily due to the impact of rate increases received in the quarter.  Medical cost trends also remained at moderate levels during the third quarter of 2010, consistent with Company experience in the second quarter.  Third quarter costs remained in line with, or better than, expectations in most markets, with all major categories of service exhibiting lower trends in recent periods.

Favorable reserve development (net of associated accruals for experience rebate in Texas, applicable medical loss ratio floors, and other gain sharing arrangements with state customers) positively impacted the health benefits ratio in the third quarter by approximately 180 basis points compared to 200 basis points reported in the second quarter of 2010.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were 7.1% of total revenues for the third quarter of 2010, versus 6.3% in the third quarter of 2009, and compared to 7.5% for the second quarter of 2010.  Sequentially, selling, general and administrative expenses remained stable, while the selling, general and administrative expense ratio declined due to total revenue growth in the quarter.

Premium Taxes

Third quarter premium taxes were $40.3 million versus $38.3 million for the third quarter of 2009, and compared to $33.2 million in the second quarter of 2010.   The sequential increase in premium taxes was primarily due to the reinstatement of premium tax in Georgia effective July 1, 2010.

Balance Sheet Highlights

Cash and investments at September 30, 2010 totaled $1.6 billion of which $251.4 million was unregulated, compared to $239.5 million of unregulated cash and investments at the end of the second quarter of 2010.  During the quarter, the Company repurchased 1.9 million shares of common stock for $70.5 million, pursuant to its ongoing share repurchase program.  This unregulated cash outlay was offset by dividends and the timing of disbursements during the quarter.

The debt to total capital ratio decreased to 18.2% as of September 30, 2010 from 18.4% as of June 30, 2010.

Medical claims payable as of September 30, 2010 totaled $521.8 million compared to $525.6 million as of June 30, 2010.  Days in claims payable represented 40 days of health benefits expense, compared to 41 days in the previous quarter.

Included on page 9 is a table presenting the components of the change in medical claims payable for the nine months ended September 30, 2010 and the year ended December 31, 2009.

Cash Flow Highlights

Cash flow from operations totaled $202.5 million for the nine months ended September 30, 2010 and $92.9 million for the three months ended September 30, 2010.  The key driver of cash flow in the quarter was solid earnings with routine variation in working capital accounts.

Third Quarter Earnings Call

Amerigroup senior management will discuss the Company's third quarter results on a conference call Friday, October 29, 2010 at 8:00 a.m. Eastern Daylight Time (EDT).  The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call.  A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 98624159.  The replay will be available shortly after the conclusion of the call until Friday, November 5, at 11:59 p.m. EDT.  The conference call will also be available through the investors' page of the Company's web site, www.amerigroupcorp.com, or through www.earnings.com.  A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

About Amerigroup Corporation

Amerigroup, a Fortune 500 Company, coordinates services for individuals in publicly funded health care programs. Serving approximately 1.9 million members in 11 states nationwide, Amerigroup accepts all eligible people regardless of age, sex, race or disability. The Company's product offerings do not utilize any individual underwriting nor deny coverage due to pre-existing medical conditions. Amerigroup is dedicated to offering real solutions that improve health care access and quality for its members, while proactively working to reduce the overall cost of care to taxpayers. For more information and real story examples of these solutions, please visit www.amerigroupcorp.com.

Forward-Looking Statements

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements, including statements related to moderating medical cost trends and expected rate increases in the state of Georgia.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to: our inability to manage medical costs; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; local, state and national economic conditions, including their effect on the rate-setting process and timing of payments; the effect of government regulations and changes in regulations governing the health care industry, including the impact of recently enacted health care reform legislation; changes in Medicaid and Medicare payment levels and methodologies; increased use of services, increased cost of individual services, epidemics, pandemics, the introduction of new or costly treatments and technology, new mandated benefits, insured population characteristics and seasonal changes in the level of health care use; our ability to maintain and increase membership levels; our ability to enter into new markets or remain in existing markets; changes in market interest rates or any disruptions in the credit markets; our ability to maintain compliance with all minimum capital requirements; liabilities and other claims asserted against us; demographic changes; the competitive environment in which we operate; the availability and terms of capital to fund acquisitions, capital improvements and maintain capitalization levels required by state agencies; our ability to attract and retain qualified personnel; the unfavorable resolution of new or pending litigation; and catastrophes, including acts of terrorism or severe weather.

Investors should also refer to our annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission ("SEC") and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues:
Premium	$1,489,884	$1,298,969	$4,285,530	$3,801,306
Investment income and other	5,020	5,315	18,536	24,179
Total revenues	1,494,904	1,304,284	4,304,066	3,825,485
Expenses:
Health benefits	1,199,706	1,136,391	3,517,723	3,258,907
Selling, general and administrative	106,815	82,238	332,427	288,898
Premium taxes	40,317	38,336	104,961	101,077
Depreciation and amortization	8,737	8,441	26,352	26,447
Interest	3,991	3,929	12,000	12,399
Total expenses	1,359,566	1,269,335	3,993,463	3,687,728
Income before income taxes	135,338	34,949	310,603	137,757
Income tax expense	50,990	12,400	116,860	28,700
Net income	$84,348	$22,549	$193,743	$109,057

Diluted net income per share	$1.68	$0.43	$3.81	$2.07

Weighted average number of common
shares and dilutive potential common
shares outstanding	50,197,740	51,920,745	50,895,807	52,754,511

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Premium revenue	99.7%	99.6%	99.6%	99.4%
Investment income and other	0.3	0.4	0.4	0.6
Total revenues	100.0%	100.0%	100.0%	100.0%
Health benefits [1]	80.5%	87.5%	82.1%	85.7%
Selling, general and administrative expenses	7.1%	6.3%	7.7%	7.6%
Income before income taxes	9.1%	2.7%	7.2%	3.6%
Net income	5.6%	1.7%	4.5%	2.9%

[1] The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

The following table sets forth the approximate number of members the Company served in each state as of September 30, 2010 and 2009.  Because the Company receives two premiums for members that are both in the Medicare Advantage and Medicaid products, these members have been counted twice in the states where we offer both plans.

	September 30,
	2010	2009
Texas[1]	557,000	498,000
Georgia	268,000	236,000
Florida	263,000	270,000
Tennessee	204,000	192,000
Maryland	201,000	188,000
New Jersey	138,000	117,000
New York	109,000	112,000
Nevada	76,000	56,000
Ohio	58,000	59,000
Virginia	38,000	30,000
New Mexico	21,000	20,000
Total	1,933,000	1,778,000

[1] Membership includes approximately 14,000 members under an ASO contract in 2010 and 13,000 in 2009.

The following table sets forth the approximate number of members in each of the Company's products as of September 30, 2010 and 2009.  Because the Company receives two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted in each product.

	September 30,
Product	2010	2009
TANF (Medicaid)	1,373,000	1,240,000
CHIP	274,000	264,000
ABD (Medicaid)[1]	197,000	202,000
FamilyCare (Medicaid)	70,000	58,000
Medicare Advantage	19,000	14,000
Total	1,933,000	1,778,000

[1]Membership includes approximately 14,000 members under an ASO contract in 2010 and 13,000 in 2009.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)
	September 30,	December 31,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$490,575	$505,915
Short-term investments	250,474	137,523
Premium receivables	144,044	104,867
Deferred income taxes	27,624	26,361
Prepaid expenses, provider and other receivables and other	55,884	47,316
Total current assets	968,601	821,982

Property, equipment and software, net	95,458	101,002
Goodwill	260,496	249,276
Long-term investments, including investments on deposit for licensure	823,125	813,976
Other long-term assets	13,401	13,398
	$2,161,081	$1,999,634

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$521,820	$529,036
Unearned revenue	38,299	98,298
Accounts payable	3,119	4,685
Accrued expenses and other	238,160	127,278
Total current liabilities	801,398	759,297

Long-term debt	243,088	235,104
Other long-term liabilities	21,837	20,789
Total liabilities	1,066,323	1,015,190

Stockholders’ equity:
Common stock, $.01 par value	550	546
Additional paid-in capital, net of treasury stock	305,702	391,912
Accumulated other comprehensive income	4,131	1,354
Retained earnings	784,375	590,632
Total stockholders’ equity	1,094,758	984,444
	$2,161,081	$1,999,634

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
	Nine months ended
	September 30,
	2010	2009
	(dollars in thousands)
Cash flows from operating activities:
Net income	$193,743	$109,057
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	26,352	26,447
Loss on disposal of property, equipment and software	17	289
Deferred tax (benefit) expense	(1,222)	2,481
Compensation expense related to share-based payments	14,594	12,034
Convertible debt non-cash interest expense	7,984	7,480
Gain on sale of intangible assets	(4,000)	-
Gain on sale of contract rights	-	(5,810)
Other	6,772	(326)
Changes in assets and liabilities (decreasing) increasing cash flows from operations:
Premium receivables	(39,177)	(863)
Prepaid expenses, provider and other receivables and other
current assets	(8,144)	(26,534)
Other assets	(396)	(1,146)
Claims payable	(7,216)	14,005
Unearned revenue	(59,999)	(16,481)
Accounts payable, accrued expenses and other current liabilities	73,732	(10,245)
Other long-term liabilities	(533)	(3,793)
Net cash provided by operating activities	202,507	106,595

Cash flows from investing activities:
Purchase of investments, net	(115,804)	(221,987)
Purchase of investments on deposit for licensure, net	(7,586)	(9,901)
Purchase of property, equipment and software	(19,397)	(21,680)
Proceeds from sale of intangible assets	4,000	-
Proceeds from sale of contract rights	-	5,810
Purchase of contract rights and other related assets	(13,420)	-
Net cash used in investing activities	(152,207)	(247,758)

Cash flows from financing activities:
Repayments of borrowings under credit facility	-	(44,318)
Proceeds and tax benefits from exercise of stock options and change
in bank overdrafts and other, net	48,495	1,227
Treasury stock repurchases	(114,135)	(62,828)
Net cash used in financing activities	(65,640)	(105,919)
Net decrease in cash and cash equivalents	(15,340)	(247,082)
Cash and cash equivalents at beginning of period	505,915	763,272
Cash and cash equivalents at end of period	$490,575	$516,190

AMERIGROUP CORPORATION AND SUBSIDIARIES
Components of the Change in Medical Claims Payable
(dollars in thousands)

	Nine months ended	Twelve months ended
	September 30, 2010	December 31, 2009
Medical claims payable, beginning of period	$529,036	$536,107

Health benefits expenses incurred during period:
Related to current year	3,615,124	4,492,590
Related to prior years	(97,401)	(85,317)
Total incurred	3,517,723	4,407,273

Health benefits payments during period:
Related to current year	3,151,419	4,007,789
Related to prior years	373,520	406,555
Total payments	3,524,939	4,414,344

Medical claims payable, end of period	$521,820	$529,036

Health benefits expenses incurred during both periods were reduced for amounts related to prior years.  The amounts related to prior years include the impact of amounts previously included in the liability to establish it at a level sufficient under moderately adverse conditions that were not needed and the reduction in health benefits expenses due to revisions to prior estimates.

CONTACTS:
Investors: Julie Loftus Trudell	Media: Tara J. Wall
Senior Vice President, Investor Relations	Senior Vice President, Communications
Amerigroup Corporation	Amerigroup Corporation
(757) 321-3597	(757) 518-3671
Jtrudel@amerigroupcorp.com	Twall01@amerigroupcorp.com

CONTACT: Investors:  Julie Loftus Trudell, Senior Vice President, Investor Relations, +1-757-321-3597, Jtrudel@amerigroupcorp.com, or Media: Tara J. Wall , Senior Vice President, Communications, +1-757-518-3671, Twall01@amerigroupcorp.com, both of Amerigroup Corporation